EXHIBIT 99.1
FCB BANCORP
FCB BANCORP COMPLETES RECORD YEAR
Camarillo, California – February 2, 2005 – FCB Bancorp (OTCBB: FCBA; formerly First California Bank – OTCBB: FCAA) announced today record results for 2005, posting earnings of $3.2 million which surpassed last year’s earnings by 32 percent. A year ago net income was $2.4 million. Total assets stood at $467 million at year end, up 65 percent from the end of last year. Loans rose to $343 million and deposits climbed to $372 million.
“2005 has been a tremendous year of accomplishments on many levels for the Bank,” stated C. G. Kum, President and Chief Executive Officer. “Most significantly was the finalization of our acquisition of South Coast Commercial Bank in Orange County. With this acquisition having been completed, we have now grown to a size that will allow us to position ourselves for additional future growth. Evidence of how successful this transaction has been to the Bank is reflected in our financial report. Our total assets for 2005 increased by 65%, our loan portfolio increased by 87% and our deposits increased by 64%. The acquisition has also provided us with a tremendous opportunity to expand our presence in the very vibrant and growing Orange County market. As we continue to build upon our strategic business plan, we look forward to the challenges that will present themselves in 2006.”

Overview
FCB Bancorp (referred to as “the Company”, “us”, “we”, “our”) is a new bank holding company formed by the shareholders of First California Bank (the “Bank”). First California Bank shareholders exchanged their common shares for those of the Company on a share-for-share basis. As a result of that transaction, First California Bank became a wholly-owned subsidiary of the Company on September 30, 2005. The Company and the Bank are related entities; accordingly, our consolidated financial information for 2005 and all prior periods have been restated to reflect the combined entities.
Also on September 30, 2005, we completed the acquisition of South Coast Bancorp, Inc. and its wholly owned subsidiary, South Coast Commercial Bank, for cash consideration of $36 million. In connection with this acquisition, we issued 1,115,000 shares of new common stock to accredited investors at $19.75 per share. Net proceeds from this offering were $20.7 million. Additionally, we issued $10.3 million of junior subordinated debentures [commonly referred to as “trust preferred securities”]. Substantially all of the proceeds from these issuances were used to fund the acquisition and pay expenses incurred with both the holding company formation and the acquisition. The acquisition was accounted for using the purchase method of accounting and, as a result, our balance sheet information includes the fair value of the assets acquired and the liabilities assumed from South Coast Bancorp, Inc. as of the acquisition date. Our income statement information includes the results of South Coast Bancorp, Inc. since September 30, 2005.
On December 5, 2005, we caused First California Bank to acquire essentially all the assets and liabilities of South Coast Commercial Bank, including all current loan and deposit customers. As a result of that transaction, we now do business with all customers as First California Bank in all of our locations. In a subsequent but related transaction, we sold South Coast Commercial Bank to another institution for a premium of $1 million before taxes and expenses. The net premium reduced the previously recognized goodwill that arose from the acquisition on September 30, 2005.

Net income

	Fourth quarter		Year ended Dec 31,
(in thousands, except per share)	2005	2004	2005	2004
Net income	$1,256	$672	$3,224	$2,435

Basic earnings per share	$0.38	$0.31	$1.31	$1.17
Diluted earnings per share	$0.38	$0.31	$1.30	$1.14

Basic weighted average shares	3,278	2,163	2,467	2,080
Diluted weighted average shares	3,294	2,184	2,488	2,136
Net income for 2005 was $3,224,000 or $1.30 per diluted share compared with $2,435,000 or $1.14 per diluted share 2004. For the fourth quarter of 2005, net income was $1,256,000 or $0.38 per diluted share compared with $672,000 or $0.31 per diluted share for the same period last year. The earnings per share data for 2005 reflect the increase in outstanding weighted average shares that resulted from the issuance of 1,115,000 new shares at the end of the third quarter of 2005. Total common shares outstanding at December 31, 2005 were 3,277,807.
Net interest income

	Fourth quarter		Year ended Dec 31,
(dollars in thousands)	2005	2004	2005	2004
Net interest income	$5,209	$2,937	$15,237	$11,656
Net interest margin (tax equivalent)	5.02%	4.64%	5.00%	4.68%
Average interest earning assets	$415,744	$—	$307,376	$247,283
Average interest bearing funds	$316,470	$—	$208,997	$163,387
Net interest income for 2005 was $15.2 million, an increase of 31 percent from $11.7 million posted last year. The net interest margin on a tax equivalent basis for 2005 was 5.00 percent up from 4.68 percent a year ago. For the fourth quarter, the net interest margin was 5.02 percent, down from 5.15 percent from the third quarter of 2005. The decline reflects the effects of the September 30, 2005 business combination – the addition of $10.3 million, 6.145 percent junior subordinated debentures and the addition of approximately $100 million of time deposits to our deposit base.

Noninterest income and noninterest expense

	Fourth quarter		Year ended Dec 31,
(dollars in thousands)	2005	2004	2005	2004
Service charges, fees & other income	$437	$414	$1,649	$1,611
Loan commissions & sales	107	47	344	219
Gains(losses) on sales of securities	—	70	2	94

Noninterest income	$544	$531	$1,995	$1,924

* * *
Salaries and employee benefits	$2,153	$1,300	$6,693	$5,373
Premises and equipment	612	375	1,832	1,301
Other expenses	846	647	3,028	2,735

Noninterest expense	$3,611	$2,322	$11,553	$9,409

Efficiency ratio	62.46%	68.33%	66.96%	69.76%
Service charges, fees and other income for 2005 totaled $1,649,000 compared with $1,611,000 for 2004. Loan commissions and sales were $344,000 for 2005 and $219,000 for 2004. Excluding securities transactions, noninterest income was up 9 percent for the year on higher levels of loan commissions and sales.
Operating expenses for 2005 were $11.6 million up from $9.4 million for 2004. The increase in operating expenses from a year ago reflects principally the growth in our business. We expanded our Westlake Village office and moved into a new operations center in the fourth quarter of 2004. We also opened a new branch in Simi Valley in January 2005 in a temporary location, built a new branch office on the site of the new Simi Valley Towne Center, and relocated to that location in December 2005. And, on September 30, 2005, we expanded our business through the previously described acquisition, increasing personnel and locations in Orange and Los Angeles counties. We have since that date converted to a single operating system, combined all administrative functions and now do business with all customers as First California Bank in all of our locations. Notwithstanding the increase in operating expenses, the efficiency ratio improved to 66.96 percent for 2005 from 69.76 percent a year ago. For the fourth quarter of 2005, the efficiency ratio was 62.46 percent compared to 68.33 percent for the fourth quarter of 2004. The improvement reflects higher net interest revenue from the growth of our loan portfolio and the general increase in interest rates as well as our ability to generate low-cost core deposits from our expanding branch network.

Loans and deposits

	As of Dec 31,			As of Dec 31,
(dollars in thousands)	2005	2004		2005	2004
Commercial mortgage	$192,263	$84,914	Checking	$112,597	$84,698
Multifamliy mortgage	31,708	5,142	Interest checking	23,691	21,424
Construction loans	28,157	12,330	Savings	22,129	14,639
Commercial loans	64,271	61,899	Money market	57,144	52,900
Home equity loans/lines	8,689	2,113	Time deposits under $100,000	82,770	21,276

Home mortgage	13,443	12,057	Core deposits	298,331	194,937
Installment and credit card	4,352	4,418	Time deposits $100,000 or more	74,017	32,251

Total loans	$342,883	$182,873	Total deposits	$372,348	$227,188

Loans and deposits at December 31, 2005 include the combined balances of FCB Bancorp and South Coast Bancorp, Inc. while those at December 31, 2004 do not. Loans ended the year at $342.9 million, up from $182.9 million at the end of the 2004. Deposits ended 2005 at $372.3 million, up from $227.2 at December 31, 2004. Since the end of the third quarter of 2005, the date of the acquisition, our loans have increased 5 percent and our core deposits have increased 4 percent.
Allowance for loan losses and asset quality

	Fourth quarter		Year ended Dec 31,
(dollars in thousands)	2005	2004	2005	2004
Beginning balance	$3,995	$2,565	$2,346	$2,325
Balance acquired in purchase			1,184
Provision for loan losses	122	104	488	418
Loans charged-off		(273)	(74)	(359)
Transfer to undisbursed commitment liability	(50)	(50)	(50)	(50)
Recoveries on loans charged-off	38	—	210	12

Ending balance	$4,105	$2,346	$4,105	$2,346

* * *
Allowance to loans	1.20%	1.28%
* * *
Accruing loans past due 90 days or more	$137	$392
Nonaccrual loans	$—	$2,376

Nonaccrual loans to loans	—	1.37%
At December 31, 2005 the allowance for loan losses was $4.1 million and the ratio of the allowance to loans was 1.20 percent. For 2005, there were net loan recoveries of $136,000 compared to net loan charge-offs of $347,000 a year ago. There were no nonaccrual loans at December 31, 2005.
Capital and selected ratios
The ratio of shareholders’ equity to total assets at December 31, 2005, which reflects the effects of the acquisition, was 9.86 percent compared with 7.95 percent at the end of the prior year. Tangible equity to tangible assets at December 31, 2005 was 6.47 percent compared with 7.95 percent a year ago. Book value per common share at December 31, 2005 increased to $14.06 from $10.42 at December 31, 2004. The return on average assets and the return on average common equity for 2005 were 0.96 percent and 11.04 percent, respectively. The risk-based capital ratios of our bank subsidiary exceeded those required for “well-capitalized” status.
Pro forma financial information
The following pro forma combined income statement information has been presented as if the merger, common stock issuance and trust preferred issuance had occurred at the beginning of 2004. The pro forma income statement information include estimates and assumptions that were made solely for purposes of developing this pro forma information and are not necessarily an indication of the results that would have been achieved had the merger been consummated at the beginning of 2004 or that may be achieved in the future.

(in thousands, except per share)	2005	2004
Net income as reported	$3,224	$2,435
Pro forma combined net income	$4,354	$3,894

Earnings per share as reported:
Basic	$1.31	$1.17
Diluted	$1.30	$1.14

Pro forma combined earnings per share:
Basic	$1.33	$1.22
Diluted	$1.32	$1.20

Average shares outstanding as reported:
Basic	2,467	2,080
Diluted	2,488	2,136

Pro forma average shares outstanding:
Basic	3,278	3,195
Diluted	3,299	3,251

FCB Bancorp
FCB Bancorp, and its wholly owned subsidiary, First California Bank, is a leading community banking company with headquarters in Ventura County.
Established in 1979, First California Bank has eight full service offices located in Anaheim Hills, Camarillo, Irvine, Oxnard, Simi Valley, Thousands Oaks, Ventura and Westlake Village along with a loan production office located in Torrance.
Contact information

C. G. Kum President and Chief Executive Officer 805-322-9308 cgkum@fcbank.com	Romolo Santarosa Executive Vice President and Chief Financial Officer 805-322-9333 rsantarosa@fcbank.com
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This news release includes ‘forward-looking’ statements within the meaning of Section 27A of the Securities Act. All of the statements contained in this press release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Company’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, deposits and investments, (ii) the Company’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the Company, (iii) the Company’s beliefs as to the adequacy of the allowance for loan losses, and (iv) the Company’s beliefs and expectations of future operating results. Although the Company believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. All subsequent written and oral forward-looking statements by or attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this qualification. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.
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Selected financial data attached

FCB Bancorp
Selected Consolidated Financial Data
(in thousands, except per share data)

	4Qtr 2005	3Qtr 2005	2Qtr 2005	1Qtr 2005	4Qtr 2004
Income statement summary
Net interest income	$5,209	$3,567	$3,359	$3,102	$2,937
Service charges, fees & other income	437	439	359	414	414
Loan commissions & sales	107	69	66	102	47
Gains on sales of securities	—	—	2	—	70
Operating expenses	3,611	2,727	2,650	2,565	2,322
Provision for loan losses	122	122	122	122	104

Income before income tax	2,020	1,226	1,014	931	1,042
Income tax	764	464	385	354	370

Net income	$1,256	$762	$629	$577	$672

Balance sheet summary
Loans	$342,883	$326,151	$199,631	$185,778	$182,873
Allowance for loan losses	4,105	3,995	2,593	2,537	2,346
Securities	73,968	77,171	73,934	75,005	77,345
Deposits	372,348	361,188	238,468	231,882	227,188
Federal Home Loan Bank advances	36,319	47,566	34,940	30,350	32,850
Junior subordinated debentures	10,310	10,310	—	—	—
Shareholders’ equity	46,101	44,960	23,664	22,587	22,545
Goodwill and other intangibles	16,951	17,868	—	—	—
Total assets	467,433	467,391	298,294	285,909	283,745

Common shareholders’ data
Basic earnings per share	$0.38	$0.35	$0.29	$0.27	$0.31
Diluted earnings per share	$0.38	$0.35	$0.29	$0.26	$0.31
Book value per share	$14.06	$13.72	$10.94	$10.44	$10.42
Basic weighted average shares	3,278	2,175	2,163	2,163	2,163
Diluted weighted average shares	3,294	2,190	2,178	2,187	2,184

Capital ratios
Equity to assets	9.86%	9.62%	7.93%	7.90%	7.95%
Tangible equity to tangible assets	6.47%	6.16%	7.93%	7.90%	7.95%
Total capital ratio *	11.62%	9.38%	11.63%	12.77%	12.25%
Tier 1 capital ratio *	10.48%	8.15%	10.44%	11.52%	11.04%
Tier 1 leverage ratio *	8.88%	6.52%	8.20%	8.27%	8.31%

Financial ratios
Return on average assets	1.08%	1.01%	0.89%	0.85%	0.97%
Return on average equity	11.00%	12.35%	10.88%	10.33%	11.80%
Efficiency ratio	62.46%	66.93%	70.03%	70.90%	68.33%
Net interest margin (tax equivalent)	5.02%	5.15%	5.02%	4.84%	4.64%
Allowance for loan loss to loans	1.20%	1.22%	1.30%	1.37%	1.28%

*	First California Bank only.

FCB Bancorp
Selected Consolidated Financial Data
(in thousands, except per share data)

	Year 2005	Year 2004
Income statement summary
Net interest income	$15,237	$11,656
Service charges, fees & other income	1,649	1,611
Loan commissions & sales	344	219
Gains on sales of securities	2	94
Operating expenses	11,553	9,409
Provision for loan losses	488	417

Income before income tax	5,191	3,754
Income tax	1,967	1,319

Net income	$3,224	$2,435

Balance sheet summary
Loans	$342,883	$182,873
Allowance for loan losses	4,105	2,346
Securities	73,968	77,345
Deposits	372,348	227,188
Federal Home Loan Bank advances	36,319	32,850
Junior subordinated debentures	10,310	—
Shareholders’ equity	46,101	22,545
Goodwill and other intangibles	16,951	—
Total assets	467,433	283,653

Common shareholders’ data
Basic earnings per share	$1.31	$1.17
Diluted earnings per share	$1.30	$1.14
Book value per share	$14.06	$10.42
Basic weighted average shares	2,467	2,080
Diluted weighted average shares	2,488	2,136

Capital ratios
Equity to assets	9.86%	7.95%
Tangible equity to tangible assets	6.47%	7.95%
Total capital ratio *	11.62%	12.57%
Tier 1 capital ratio *	10.48%	11.34%
Tier 1 leverage ratio *	8.88%	8.41%

Financial ratios
Return on average assets	0.96%	0.92%
Return on average equity	11.04%	12.65%
Efficiency ratio	66.96%	69.76%
Net interest margin (tax equivalent)	5.00%	4.68%
Allowance for loan loss to loans	1.20%	1.28%

*	First California Bank only.